EXHIIBIT 4.1

Execution Version

Loan Nos. [Redacted]

CREDIT AGREEMENT

dated as of March 20, 2023

among

ISSUER DIRECT CORPORATION

as Borrower

the other Loan Parties hereto

and

PINNACLE BANK

as Lender

i

ii

Schedules

Schedule 4.5	-	Environmental Matters
Schedule 4.14	-	Subsidiaries
Schedule 4.18	-	Permitted External Accounts
Schedule 7.1	-	Outstanding Indebtedness
Schedule 7.2	-	Existing Liens
Schedule 7.4	-	Existing Investments

Exhibits

Exhibit A	-	Form of Compliance Certificate
Exhibit B	-	Form of Borrowing Base Certificate
Exhibit 2.2	-	Notice of Revolving Borrowing

iii

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is made and entered into as of March 20, 2023, by and among, ISSUER DIRECT CORPORATION, a Delaware corporation (“Borrower”), DIRECT TRANSFER LLC, a Delaware limited liability company (“Direct Transfer”), PRECISIONIR INC., a North Carolina corporation (“PrecisionIR”), QX INTERACTIVE, LLC, a North Carolina limited liability company (“QX”), PRECISIONIR GROUP INC., a Delaware corporation (“PrecisionIR Group”), INTERWEST TRANSFER COMPANY, INC., a Utah corporation (“Interwest”), INEWSWIRE.COM LLC, a Delaware limited liability company (“iNews”), ACCESSWIRE CANADA LTD., an Alberta business corporation (“Accesswire”), and PINNACLE BANK (the “Lender”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lender establish the various credit facilities described herein for the benefit of the Borrower; and

WHEREAS, subject to the terms and conditions of this Agreement, the Lender is willing to establish the requested credit facilities to the Borrower.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the other Loan Parties, and the Lender agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1. Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Accesswire” shall have the meaning in the introductory paragraph hereof.

“Account Debtor” shall mean any Person who is obligated to make payments in respect of an Account.

“Accounts” shall mean all “accounts”, as such term is defined in the UCC, of any Person whether now existing or hereafter created or arising, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by chattel paper (as defined in the UCC) or instruments (as defined in the UCC)) (including any such obligations that may be characterized as an account or contract right under the UCC), (b) all of such Person’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of such Person’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to such Person for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Person or in connection with any other transaction (whether or not yet earned by performance on the part of such Person), (e) all health care insurance receivables and (f) all collateral security of any kind, given by any Account Debtor or any other Person with respect to any of the foregoing.

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“Acquisition” shall mean, in a single transaction or a series of related transactions, (a) any Investment by the Borrower or any of its Subsidiaries in any other Person pursuant to which such Person shall become a Subsidiary of the Borrower or any of its Subsidiaries or shall be merged with the Borrower or any of its Subsidiaries or (b) any acquisition by the Borrower or any of its Subsidiaries of the assets of any Person (other than a Subsidiary of the Borrower) that constitute all or a substantial portion of the assets of such Person or a division or business unit of such Person. With respect to a determination of the amount of an Acquisition, such amount shall include all consideration (including any deferred payments or other contingent consideration) set forth in the applicable agreements governing such Acquisition as well as the assumption of any Indebtedness in connection therewith.

“Affiliate” shall mean, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, the Person specified.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph hereof.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Loan Parties and its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Interest Rate” shall have the meaning set forth in Section 2.7(a). Any change in Term SOFR or the Benchmark Replacement shall be effective from and including the effective date of such change in Term SOFR or the Benchmark Replacement.

“Applicable Margin” shall mean (a) with respect to all Revolving Loans, 2.05% per annum; and (b) with respect to the Term Loan, 2.35% per annum.

“Availability Period” shall mean the period from the Closing Date to the Commitment Termination Date.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date.

“Bank Product Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Party to the Lender in respect of any of the following services provided to such Loan Party by the Lender: (a) any treasury or other cash management services, including deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts and securities accounts, and (b) card services, including credit card (including purchasing card and commercial card), prepaid cards, including payroll, stored value and gift cards, merchant services processing, and debit card services.

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“Benchmark” shall mean, initially, Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.10(a); provided that, if the Benchmark would be less than the Floor, such Benchmark will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement” shall mean with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Lender giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Lender giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) of this definition with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

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“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component) that states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” shall mean, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Borrower” shall have the meaning in the introductory paragraph hereof.

“Borrowing Base” shall mean, as of the relevant determination date, eighty-five percent (85%) of the Borrower and its Subsidiaries’ consolidated Eligible Accounts.

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“Borrowing Base Certificate” shall mean a certificate to be delivered by the Borrower setting forth a calculation of the Borrowing Base as of the date of such certificate, which certificate shall be substantially in the form of Exhibit B, or in such other form and substance satisfactory to the Lender.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Nashville, Tennessee are authorized or required by applicable law to close; provided, however, when used in connection with the determination of Term SOFR, “Business Day” shall mean a U.S. Government Securities Business Day. Periods of days referred to in the Loan Documents will be counted in calendar days unless Business Days are expressly prescribed.

“Capital Expenditures” shall mean, for any period, without duplication, (i) the additions to property, plant and equipment and other capital expenditures of the Borrower and its Subsidiaries that are (or would be) set forth on a consolidated statement of cash flows of the Borrower and its Subsidiaries for such period prepared in accordance with GAAP and (ii) Capital Lease Obligations incurred by the Borrower and its Subsidiaries during such period, excluding any expenditure to the extent such expenditure is part of the aggregate amounts payable in connection with, or other consideration for, any Permitted Acquisition consummated during or prior to such period, it being understood and agreed that capitalized software expenses shall not be deemed to be Capital Expenditures.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” of any Person shall mean any and all shares, ownership or profit sharing interest (however designated), participation or other equivalents (however designated) of capital stock of such Person (if such Person is a corporation), any and all equivalent ownership interests in such Person (if such Person is other than a corporation), any securities convertible into or exchangeable for any of the foregoing and any and all warrants, options or other rights to purchase any of the foregoing.

“Change in Control” shall mean the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Borrower to any Person or “group” (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 30% or more of the outstanding shares of the voting equity interests of the Borrower, (iii) the Borrower ceases to own and control, directly or indirectly, beneficially and of record, 100% of the outstanding shares of the voting equity interests of Direct Transfer, QX, PrecisionIR Group, Interwest, iNews, or Accesswire, or (iv) PrecisionIR Group ceases to own and control, directly or indirectly, beneficially and of record, 100% of the outstanding shares of the voting equity interests of PrecisionIR.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty, or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

5

“Charges” shall have the meaning as set forth in Section 9.12.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 and Section 3.2 have been satisfied or waived in accordance with Section 9.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Commitment” shall mean the Revolving Commitment or the Term Loan Commitment or any combination thereof (as the context shall permit or require).

“Commitment Termination Date” shall mean the earliest of (i) September 20, 2024, (ii) the date on which the Revolving Commitment is terminated pursuant to Section 2.4 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U. S. C.§1 et seq.), as amended and in effect from time to time, and any successor statute.

“Compliance Certificate” shall mean a certificate executed by a Responsible Officer of the Borrower, which certificate shall be substantially in the form of Exhibit A, or in such other form and substance satisfactory to the Lender.

“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Rate Change Date” or any similar or analogous definition (or the addition of a concept of an “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, and other technical, administrative or operational matters) that the Lender decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated EBITDA” shall mean, for the Borrower and its Subsidiaries for any period, an amount equal to the sum of (i) Consolidated Net Income for such period plus (ii) to the extent deducted in determining Consolidated Net Income for such period, and without duplication, (A) Consolidated Interest Expense, (B) income tax expense determined on a consolidated basis in accordance with GAAP, (C) depreciation and amortization determined on a consolidated basis in accordance with GAAP, (D) all expenses (including fees of counsel) paid in connection with the negotiation, execution and delivery of the Loan Documents and the transactions contemplated thereby, and (E) other non-cash charges and non-recurring expenses acceptable to the Lender determined on a consolidated basis in accordance with GAAP, in each case for such period, provided that, for purposes of calculating compliance with the financial covenants set forth in Article VI, to the extent that during such period any Loan Party shall have consummated a Permitted Acquisition or other Acquisition approved in writing by the Lender, or any sale, transfer or other disposition of any Person, business, property or assets, Consolidated EBITDA shall be calculated on a pro forma basis with respect to such Person, business, property or assets so acquired or disposed of, less (iii) to the extent included in determining Consolidated Net Income for such period, and without duplication, (A) unusual and recurring gains, and (B) non-cash gains, excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash items in any prior period (other than any such accruals or cash reserves that have been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this definition).

6

“Consolidated EBITDAR” shall mean, for the Borrower and its Subsidiaries for any period, an amount equal to the sum of (i) Consolidated EBITDA for such period and (ii) Consolidated Lease Expense for such period.

“Consolidated Fixed Charges” shall mean, for the Borrower and its Subsidiaries for any period, the sum (without duplication) of (i) Consolidated Interest Expense paid in cash for such period, and (ii) scheduled principal payments made on Consolidated Total Debt during such period.

“Consolidated Interest Expense” shall mean, for the Borrower and its Subsidiaries for any period, determined on a consolidated basis in accordance with GAAP, the sum of (i) total interest expense, including, without limitation, the interest component of any payments in respect of Capital Lease Obligations, capitalized or expensed during such period (whether or not actually paid during such period) plus (ii) the net amount payable (or minus the net amount receivable) with respect to Hedging Transactions during such period (whether or not actually paid or received during such period).

“Consolidated Lease Expense” shall mean, for the Borrower and its Subsidiaries for any period, the aggregate amount of fixed and contingent rentals payable with respect to leases of real and personal property (excluding Capital Lease Obligations) for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” shall mean, for the Borrower and its Subsidiaries for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets or the sale of assets (other than the sale of inventory in the ordinary course of business), (iii) any equity interest of the Borrower or any Subsidiary of the Borrower in the unremitted earnings of any Person that is not a Subsidiary and (iv) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged with or into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary.

“Consolidated Total Debt” shall mean, as of any date, all Indebtedness of the Borrower and its Subsidiaries measured on a consolidated basis as of such date but excluding Indebtedness of the type described in subsection (xi) of the definition thereto.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling”, or “Controlled”, have meanings correlative thereto.

7

“Control Account Agreement” shall mean any tri-party agreement by and among a Loan Party, the Lender and a depositary bank or securities intermediary at which such Loan Party maintains a Controlled Account, in each case in form and substance satisfactory to the Lender.

“Controlled Account” shall have the meaning set forth in Section 5.9.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Interest” shall have the meaning set forth in Section 2.7(b).

“Direct Transfer” shall have the meaning in the introductory paragraph hereof.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“Eligible Accounts” shall mean trade Accounts created in the ordinary course of any Person’s business, upon which such Person’s right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever, and in which the Lender has a perfected Lien of first priority, and shall not include: (i) any Account which is more than ninety (90) days after the invoice date; (ii) that portion of any Account for which there exists any right of setoff, defense or discount (except regular discounts allowed in the ordinary course of business to promote prompt payment) or for which any defense or counterclaim has been asserted; (iii) any Account which represents an obligation of any state or municipal government or of the United States government or any political subdivision thereof (except Accounts which represent obligations of the United States government and for which the assignment provisions of the Federal Assignment of Claims Act, as amended or recodified from time to time, have been complied with to the Lender’s satisfaction); (iv) any Account which represents an obligation of an Account Debtor located in a foreign country; (v) any Account which arises from the sale or lease to or performance of services for, or represents an obligation of, an employee, Affiliate, partner, member, parent or Subsidiary of any Loan Party; (vi) that portion of any Account, which represents interim or progress billings or retention rights on the part of the Account Debtor; (vii) any Account which represents an obligation of any Account Debtor when forty percent (40%) or more of such Person’s Accounts from such Account Debtor are not eligible pursuant to (i) above; (viii) that portion of any Account from an Account Debtor which represents the amount by which the total Accounts from said Account Debtor exceeds twenty percent (20%) of such Person’s total Accounts; any (ix) Account deemed ineligible by the Lender when the Lender, in its sole discretion, deems the creditworthiness or financial condition of the Account Debtor, or the industry in which the Account Debtor is engaged, to be unsatisfactory. Notwithstanding the foregoing, the Lender may change the standards of eligibility by giving the Borrower thirty (30) days’ prior written notice.

“Environmental Laws” shall mean all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters concerning exposure to Hazardous Materials.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

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“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean any Person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be “a single employer” or otherwise aggregated with the Borrower or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” shall mean(i) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event as to which the PBGC has waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043 the requirement of Section 4043(a) of ERISA that it be notified of such event); (ii) any failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance, there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title 1 of ERISA), whether or not waived, or any filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code or Section 303 of ERISA with respect to any Plan or Multiemployer Plan, or that such filing may be made, or any determination that any Plan is, or is expected to be, in at-risk status under Title IV of ERISA; (iii) any incurrence by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to any Plan or Multiemployer Plan (other than for premiums due and not delinquent under Section 4007 of ERISA); (iv) any institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC, under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (v) any incurrence by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or the receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (vi) any receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, or any receipt by any Multiemployer Plan from the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (vii) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA which could reasonably be expected to result in material liability to Borrower or any of its Subsidiaries; or (viii) any filing of a notice of intent to terminate any Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, any filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan, or the termination of any Plan under Section 4041(c) of ERISA.

“Event of Default” shall mean any of the events specified in Section 8.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934 (15 U. S. C.§78a et seq.), as amended and in effect from time to time.

9

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor, or the grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Hedging Transaction, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Hedging Transactions for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of any such recipient being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are imposed as a result of a present or former connection between Lender and the jurisdiction imposing such taxes (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), and (b) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1% but not less than zero percent) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by the Lender.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Fee Letter” shall mean that certain fee letter, of even date herewith, executed by Lender and accepted by the Borrower.

“Fixed Charge Coverage Ratio” shall mean, as of any date, the ratio of (i) Consolidated EBITDAR, minus cash dividends paid by Borrower to its shareholders, minus Unfinanced Capital Expenditures, minus repurchases of any Capital Stock of Borrower, to (ii) Consolidated Fixed Charges plus Consolidated Lease Expense.

“Floor” shall mean a rate of interest equal to two percent (2.0%) per annum.

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“Funded Debt” shall mean, for the Borrower and its Subsidiaries on a consolidated basis and without duplication, as of any date, the sum of (1) all obligations for money borrowed, including the Obligations, (2) all obligations evidenced by a bond, indenture, note, letter of credit or similar instrument, (3) all Capital Lease Obligations, (4) all other obligations upon which interest charges are customarily paid and (5) Subordinated Debt; provided, however, that notwithstanding anything in GAAP to the contrary, for the purposes hereof, the amount of all obligations shall be the full face amount of such obligations. For the avoidance of doubt, Funded Debt shall not include Swap Obligations, but does include any breakage, unwind or similar fee imposed as a result of the early termination (whether by acceleration or otherwise) of such Swap Obligation.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.2.

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” shall mean, initially, Direct Transfer, PrecisionIR, QX, PrecisionIR Group, Interwest, iNews, and Accesswire, and each other Person, including Subsidiary Loan Parties, that becomes a guarantor of the Obligations.

“Guaranty Agreement” shall mean a guaranty agreement entered into by a Guarantor in form and substance satisfactory to the Lender in its reasonable discretion.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

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“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided, that for purposes of Section 8.1(f), trade payables overdue by more than ninety (90) days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (x) Off-Balance Sheet Liabilities and (xi) all net Hedging Obligations. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” shall mean (a) Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of Borrower under any of the Loan Documents and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning as set forth in Section 9.3.

“iNews” shall have the meaning in the introductory paragraph hereof.

“Intellectual Property” shall mean, collectively, with respect to any Person, such Person’s now owned and hereafter acquired intellectual property, including, without limitation the following: (a) all patents (including all rights corresponding thereto throughout the world, and all improvements thereon); (b) all trademarks (including service marks, trade names and trade secrets, and all goodwill associated therewith); (c) all copyrights (including all renewals, extensions and continuations thereof); (d) all applications for patents, trademarks or copyrights and all applications otherwise relating in any way to the subject matter of such patents, copyrights and trademarks; (e) all domain names; (f) all reissues, continuations, continuations in part and divisions of the property described in the preceding clauses (a), (b), (c), (d), and (e), including, without limitation, any claims by the Loan Parties or any of its Subsidiaries against third parties for infringement thereof; and (g) all rights to sue for past, present and future infringements or violations of any such patents, trademarks and copyrights.

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“Interest Rate Change Date” shall mean the date of the Notes and each succeeding first (1st) day of a calendar month commencing on April 1, 2023, or, at Lender's option while a Benchmark Replacement is in effect, such other dates as are determined by Lender to be appropriate to reflect the tenor of the Benchmark Replacement.

“Interwest” shall have the meaning in the introductory paragraph hereof.

“Investments” shall have the meaning as set forth in Section 7.4.

“Issuer Direct Ltd” shall mean Issuer Direct Ltd, an English private limited company.

“LC Commitment” shall mean that portion of the Revolving Commitment that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed $250,000.

“LC Disbursement” shall mean a payment made by the Lender pursuant to a Letter of Credit.

“LC Documents” shall mean all applications, agreements and instruments relating to the Letters of Credit.

“LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time.

“Lender” shall have the meaning in the introductory paragraph hereof.

“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.15 by the Lender for the account of the Borrower pursuant to the LC Commitment.

“Leverage Ratio” shall mean as of any date, the ratio of (i) Funded Debt to (ii) Consolidated EBITDA.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

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“Loan Documents” shall mean, collectively, this Agreement, the Notes, the LC Documents, the Notice of Revolving Borrowing, the Security Agreement, the Guaranty Agreement, all Control Account Agreements, the Fee Letter, and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.

“Loan Parties” shall mean, collectively, the Borrower, the Guarantor, and any Subsidiary Loan Parties.

“Loans” shall mean all Revolving Loans and the Term Loan in the aggregate or any of them, as the context shall require.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations or financial condition of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Loan Parties to perform any of their respective obligations under the Loan Documents, (iii) the rights and remedies of the Lender under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.

“Material Indebtedness” shall mean Indebtedness (other than the Loans) or obligations in respect of one or more Hedging Transactions, of any one or more of the Borrower or its Subsidiaries in an aggregate principal amount exceeding Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00). For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or its Subsidiaries in respect to any Hedging Transaction at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or its Subsidiary would be required to pay if such Hedging Transaction were terminated at such time.

“Maturity Date” shall mean, with respect to the Term Loan, the earlier of (i) December 20, 2028 or (ii) the date on which the principal amount of the Term Loan has been declared or automatically has become due and payable (whether by acceleration or otherwise).

“Maximum Rate” shall have the meaning as set forth in Section 9.12.

“Multiemployer Plan” shall mean any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) the Borrower, any of its Subsidiaries or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Borrower, any of its Subsidiaries or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“Notes” shall mean, collectively, the Revolving Credit Note and the Term Note.

“Notice of Revolving Borrowing” shall have the meaning as set forth in Section 2.2.

“Obligations” shall mean (a) all amounts owing by the Loan Parties to the Lender pursuant to or in connection with this Agreement or any other Loan Document, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments costs and expenses (including all fees and expenses of counsel to the Lender incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, and all obligations and liabilities incurred in connection with collecting and enforcing the foregoing, (b) all Bank Product Obligations between any Loan Party and Lender or any Affiliate of Lender, and (c) all Hedging Obligations owed by any Loan Party to Lender or any Affiliate of Lender, together with all renewals, extensions, modifications or refinancings of any of the foregoing; provided, that “Obligations” of a Guarantor shall exclude any Excluded Swap Obligations of such Guarantor.

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“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions which do not create a liability on the balance sheet of such Person, (iii) any liability of such Person under any so-called "synthetic" lease transaction or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Overadvance” shall have the meaning set forth in Section 2.1(a).

“Participant” shall have the meaning set forth in Section 9.4(d).

“Patriot Act” shall mean the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended and in effect from time to time.

“Payment Date” shall have the meaning set forth in Section 2.7(c).

“Payment Office” shall mean the office of the Lender located at 3515 Glenwood Avenue, Suite 100, Raleigh, North Carolina 27612, or such other location as to which the Lender shall have given written notice to the Borrower.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Periodic Term SOFR Determination Day” shall have the meaning specified in the definition of “Term SOFR”.

“Permitted Acquisition” shall mean any Acquisition that either has been approved in writing by the Lender or with respect to which all of the following conditions shall have been satisfied:

(i) the aggregate consideration payable in connection with such Acquisition (including cash, equity and Indebtedness or liabilities incurred or assumed and all transaction costs) (y) does not exceed $2,500,000 or (z) taken together with the aggregate consideration for all Permitted Acquisitions consummated after the Closing Date and prior to the date thereof, does not exceed $5,000,000;

(ii) before and after giving effect to such Acquisition, no Default or Event of Default has occurred and is continuing or would result therefrom, and all representations and warranties of each Loan Party set forth in the Loan Documents shall be and remain true and correct in all material respects unless such representation and warranty related to a specific earlier date;

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(iii) before and after giving effect to such Acquisition, the Borrower shall have unrestricted cash of at least $1,000,000;

(iv) before and after giving effect to such Acquisition, on a pro forma basis, the Borrower is in compliance with each of the covenants set forth in Article VI, measuring Funded Debt for purposes of Section 6.2 as of the date of such Acquisition and otherwise recomputing the covenants set forth in Article VI as of the last day of the most recently ended fiscal quarter for which financial statements are required to have been delivered pursuant to Section 5.1 as if such Acquisition had occurred, and any Indebtedness incurred in connection therewith was incurred, on the first day of the relevant period for testing compliance, and the Borrower shall have delivered to the Lender a pro forma Compliance Certificate signed by a Responsible Officer certifying to the foregoing at least fifteen (15) days prior to the date of the consummation of such Acquisition;

(v) at least thirty (30) Business Days prior to the date of the consummation of such Acquisition, the Borrower shall have delivered to the Lender notice of such Acquisition, together with historical financial information and analysis with respect to the Person whose stock or assets are being acquired and copies of the acquisition agreement and related documents (including financial information and analysis, environmental assessments and reports, opinions, certificates and lien searches) and information reasonably requested by the Lender;

(vi) such Acquisition is consensual and approved by the board of directors (or the equivalent thereof) of the Person whose stock or assets are being acquired;

(vii) the Person or assets being acquired is in the same type of business conducted by the Borrower and its Subsidiaries on the date hereof or any business reasonably related thereto;

(viii) such Acquisition is consummated in compliance with all applicable law, and all consents and approvals from any Governmental Authority or other Person required in connection with such Acquisition have been obtained;

(ix) [reserved];

(x) before and after giving effect to such Acquisition and any Indebtedness incurred in connection therewith, each Loan Party is Solvent;

(xi) the Borrower shall have executed and delivered, or caused its Subsidiaries to execute and deliver, all guarantees, Loan Documents and other related documents required under Section 5.12; and

(xii) the Borrower has delivered to the Lender a certificate executed by a Responsible Officer certifying that each of the conditions set forth above has been satisfied.

“Permitted External Accounts” shall have the meaning set forth in Section 4.18.

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“Permitted Investments” shall mean:

(i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(ii) commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody's and in either case maturing within six (6) months from the date of acquisition thereof;

(iii) certificates of deposit, bankers' acceptances and time deposits maturing within one hundred eighty (180) days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, (a) any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $100,000,000.00, or (b) Lender;

(iv) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and

(v) mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above.

“Permitted Liens” shall mean:

(i) Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(iii) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

(iv) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(v) judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(vi) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole;

(vii) interests of title of lessors under, and precautionary financing statement filings regarding, operating leases; and

(viii) rights of setoff or banker’s liens in favor of banks and other depository institutions arising in the ordinary course of business.

provided, that the term “Permitted Liens” shall not include any Lien securing Indebtedness.

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“Permitted Subordinated Debt” shall mean any Subordinated Debt acceptable to the Lender, with such acceptance being memorialized in writing.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Plan” shall mean any “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) maintained or contributed to by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate has or may have an obligation to contribute, and each such plan that is subject to Title IV of ERISA for the five-year period immediately following the latest date on which the Borrower or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.

“PrecisionIR” shall have the meaning in the introductory paragraph hereof.

“PrecisionIR Group” shall have the meaning in the introductory paragraph hereof.

“Prime Rate” shall mean, as of any date, the rate which Lender publicly announces, publishes or designates from time to time as its index rate or prime rate, or any successor rate thereto, in effect at its principal office. Such rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Lender may make commercial loans or other loans at rates of interest at, above or below its index rate or prime rate. Each determination by Lender of the Prime Rate shall be binding and conclusive in the absence of manifest error. Any change in the Prime Rate shall be effective for purposes of this Agreement on the date of such change without notice to Borrower.

“Prime Rate Loans” shall mean Loans which accrue interest by reference to the Prime Rate, in accordance with the terms of this Agreement.

“QX” shall have the meaning in the introductory paragraph hereof.

“RBC Account” shall mean account numbers 05021 100-348-2, 06021 100-354-0, 06021 400-434-7 and 06056 101-548-6 established by the Borrower with Royal Bank of Canada for the purposes of operating business accounts for Accesswire and PrecisionIR Group.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

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“Related Parties” shall mean, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Relevant Governmental Body” shall mean the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Lender; and, with respect to the financial covenants only, the chief financial officer or the treasurer of the Borrower.

“Restricted Payment” shall mean, for any Person, any dividend or distribution on any class of its Capital Stock, or any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of any shares of its Capital Stock, any Indebtedness subordinated to the Obligations or any Guarantee thereof or any options, warrants or other rights to purchase such Capital Stock or such Indebtedness, whether now or hereafter outstanding, or any management or similar fees.

“Revolving Commitment” shall mean the obligation of the Lender to make Revolving Loans to the Borrower in an aggregate principal amount not exceeding Five Million and No/100 Dollars ($5,000,000.00).

“Revolving Credit Note” shall mean the promissory note of the Borrower payable to the order of the Lender in the principal amount of the Revolving Commitment.

“Revolving Loan” shall mean a loan made by the Lender to Borrower under the Revolving Commitment.

“S&P” shall mean Standard & Poor's.

“Sanctioned Country” shall mean, at any time, a country, region or territory that is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person Controlled by any such Person.

“Sanctions” shall mean economic or financial sanctions or trade embargoes administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

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“Security Agreement” shall mean that certain Security Agreement dated of even date herewith executed by the Loan Parties in favor of Lender.

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Subordinated Debt” shall mean any Indebtedness of the Borrower or any Subsidiary (i) that is expressly subordinated to the Obligations on terms reasonably satisfactory to the Lender, (ii) that matures by its terms no earlier than 91 days after the later of the Commitment Termination Date or the Maturity Date then in effect with no scheduled principal payments permitted prior to such maturity, and (iii) that is evidenced by an indenture or other similar agreement that is in a form reasonably satisfactory to the Lender.

“Subordinated Debt Documents” shall mean all indentures, agreements, notes, guaranties and other material agreements governing or evidencing any Permitted Subordinated Debt and all other material documents relating thereto.

“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to "Subsidiary" hereunder shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantee Agreement” shall mean each guarantee agreement, in form and substance satisfactory to the Lender, made by a Subsidiary Loan Party in favor of the Lender, pursuant to which such Subsidiary Loan Party guarantees Borrower’s payment and performance of the Obligations.

“Subsidiary Loan Party” shall mean, initially Direct Transfer, PrecisionIR, QX, PrecisionIR Group, Interwest, iNews, and Accesswire, and any domestic Subsidiary that becomes a Loan Party pursuant to Section 5.12.

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“Swap Obligation” shall mean, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions or withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” shall have the meaning set forth in Section 2.3.

“Term Loan Commitment” shall mean the obligation of the Lender to make a Term Loan hereunder on the Closing Date to the Borrower, in a principal amount not exceeding Twenty Million and No/100 Dollars ($20,000,000.00).

“Term Note” shall mean the promissory note of the Borrower payable to the order of the Lender in the principal amount of the Term Loan Commitment.

“Term SOFR” shall mean, for any day on or after the then most recent Interest Rate Change Date, the Term SOFR Reference Rate for a tenor of one month determined on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such Interest Rate Change Date, as such rate is published by the Term SOFR Administrator on such Periodic Term SOFR Determination Day; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Lender in its reasonable discretion).

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of North Carolina; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Lender’s Lien on any collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of North Carolina, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

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“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfinanced Capital Expenditures” shall mean, for any period, the amount of Capital Expenditures made by the Borrower and its Subsidiaries during such period in cash.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2. Accounting Terms and Determination.

(a) Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for such changes approved by the Borrower's independent public accountants) with the most recent audited consolidated financial statement of the Borrower delivered pursuant to Section 5.1(a); provided, that if the Borrower notifies the Lender that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Lender notifies the Borrower that it wishes to amend Article VI for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Lender.

(b) Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Section 825–10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”, as defined therein. For purposes of determining the amount of any outstanding debt under any Loan Document, no effect shall be given any change in accounting for leases pursuant to GAAP resulting from the implementation of Financial Accounting Standards Board ASU No. 2016–02, Leases (Topic 842), to the extent such adoption would require recognition of a lease liability where such lease (or similar arrangement) would not have required a lease liability under GAAP as in effect prior to December 15, 2018. Notwithstanding anything to the contrary in the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at one hundred percent (100.0%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470–20 on financial liabilities shall be disregarded. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, any calculation of “extraordinary gains” and/or “extraordinary losses” shall, in each case for all purposes of this Agreement and the other Loan Documents, be determined by reference to GAAP as in effect immediately prior to giving effect to FASB’s Accounting Standards Update No. 2015–01.

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Section 1.3. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the word "to" means "to but excluding". Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person's successors and permitted assigns, (iii) the words "hereof", "herein" and "hereunder" and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in the city and state of the Lender's principal office, unless otherwise indicated.

ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENT

Section 2.1. Revolving Loans.

(a) Subject to the terms and conditions set forth herein, the Lender agrees to make Revolving Loans to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in the sum of the principal amount of Revolving Loans then outstanding plus the outstanding LC Exposure to exceed the lesser of: (i) the Borrowing Base or (ii) the Revolving Commitment. The Borrower shall not request any advance under the Revolving Commitment if, after giving effect to such advance, the outstanding balance under the Revolving Commitment would exceed the lesser of: (i) the Borrowing Base, or (ii) the Revolving Commitment. If at any time the aggregate advances under the Revolving Commitment plus the outstanding LC Exposure exceeds the lesser of: (i) the Borrowing Base, or (ii) the Revolving Commitment (each, an “Overadvance”), the Borrower shall repay or prepay the Overadvance within three (3) days after demand from the Lender. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Lender (absent any error in such Borrowing Base Certificate). During the Availability Period, the Borrower shall be entitled to borrow, prepay and re-borrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrower may not borrow or re-borrow should there exist a Default or Event of Default. Each Revolving Loan shall bear interest at the rate provided in Section 2.7.

(b) The Borrower’s obligation to pay the principal of, and interest on, the Revolving Loans shall be evidenced by the records of the Lender and by the Revolving Credit Note. The entries made in such records and/or on the schedule annexed to the Revolving Credit Note shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of the Lender in maintaining or making entries into any such record or on such schedule or any error therein shall not in any manner affect the obligation of the Borrower to repay the Revolving Loans (both principal and unpaid accrued interest) in accordance with the terms of this Agreement.

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Section 2.2. Procedure for Revolving Loans. The Borrower shall give the Lender written notice (or telephonic notice promptly confirmed in writing) of each Revolving Loan substantially in the form of Exhibit 2.2 (each, a “Notice of Revolving Borrowing”) prior to 10:00 a.m. (Eastern Time) on the same Business Day of the making of each Revolving Loan requested. Each Notice of Revolving Borrowing shall be irrevocable and shall specify: (i) the principal amount of the Revolving Loan and (ii) the proposed date of such Revolving Loan (which shall be a Business Day). Upon the satisfaction of the applicable conditions set forth in Article III hereof, the Lender will make the proceeds of each Revolving Loan available to the Borrower at the Payment Office on the date specified in the applicable Notice of Revolving Borrowing by crediting an account maintained by the Borrower with the Lender.

Section 2.3. Term Loan Commitment.

(a) Subject to the terms and conditions set forth herein, the Lender agrees to make a term loan (the “Term Loan”) to the Borrower on the Closing Date in a principal amount not to exceed the Term Loan Commitment; provided, that if for any reason the full amount of the Term Loan Commitment is not fully drawn on the Closing Date, the undrawn portion thereof shall automatically be cancelled. The Term Loan shall bear interest at the rate provided in Section 2.7. The execution and delivery of this Agreement by the Borrower and the satisfaction of all conditions precedent pursuant to Section 3.1 shall be deemed to constitute the Borrower’s request to borrow the Term Loan on the Closing Date.

(b) The Borrower’s obligation to pay the principal of, and interest on, the Term Loan shall be evidenced by the records of the Lender and by the Term Note. The entries made in such records and/or on the schedule annexed to the Term Note shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of the Lender in maintaining or making entries into any such record or on such schedule or any error therein shall not in any manner affect the obligation of the Borrower to repay the Term Loan (both principal and unpaid accrued interest) in accordance with the terms of this Agreement.

Section 2.4. Optional Reduction and Termination of Commitments.

(a) Unless previously terminated, the Revolving Commitment shall terminate on the Commitment Termination Date, and the Term Loan Commitment shall terminate on the Closing Date upon the making of the Term Loan pursuant to Section 2.3.

(b) Upon at least two (2) Business Days' prior written notice (or telephonic notice promptly confirmed in writing) to the Lender (which notice shall be irrevocable), the Borrower may reduce the Revolving Commitment in part or terminate the Revolving Commitment in whole; provided, that no such reduction shall be permitted which would reduce the Revolving Commitment (after giving effect thereto and any concurrent prepayments made under Section 2.6) to an amount that would create an Overadvance.

Section 2.5. Repayment of Loans.

(a) The outstanding principal amount of all Revolving Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Commitment Termination Date.

(b) Commencing January 1, 2024 and each Payment Date thereafter, Borrower unconditionally promises to pay to the Lender monthly installments of principal, in an amount equal to $333,333.33 (and on such other date(s) and in such other amounts as may be required from time to time pursuant to this Agreement).

(c) Unless sooner paid, the unpaid principal balance of the Term Loan, together with interest accrued and unpaid thereon, shall be due and payable in full on the Maturity Date.

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Section 2.6. Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Loan, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Lender no later than one (1) Business Day prior to the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Loan or portion thereof to be prepaid. Such amount shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.7. Each prepayment of the Term Loan shall be applied to principal installments in inverse order of maturity.

Section 2.7. Interest on Loans.

(a) Subject to Section 2.9, Borrower shall pay interest on each Loan at the then current Benchmark plus the Applicable Margin (the “Applicable Interest Rate”). Lender shall determine the interest rate applicable to the Loans hereunder and shall promptly notify Borrower of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

(b) While an Event of Default exists or after acceleration, at the option of the Lender, the Borrower shall pay interest (“Default Interest”) on each Loan at the interest rate otherwise applicable to such Loan hereunder plus an additional 2.00% per annum and the Borrower shall pay interest on all other Obligations hereunder (other than Loans) at the interest rate otherwise applicable to Revolving Loans hereunder plus an additional 2.00% per annum.

(c) Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Loans shall be payable monthly in arrears on the first day of each month of Borrower (each a “Payment Date”), commencing on April 1, 2023, and continuing on each Payment Date thereafter until the Commitment Termination Date or the Maturity Date, as the case may be. All Default Interest shall be payable on demand.

(d) The Lender shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

(e) In the event that any payment due under the terms hereunder is not received by the Lender within fifteen (15) days of the date such payment is due (inclusive of the date when due), the Borrower shall pay to the Lender a late charge equal to four percent (4%) of such payment. Such fee shall be payable on the earlier of (i) the date of demand by the Lender and (ii) the date that the Borrower make the late payment.

(f) In connection with the use or administration of Term SOFR, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Lender will promptly notify the Borrower of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

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Section 2.8. Fees.

(a) [Reserved].

(b) Letter of Credit Fees. The Borrower agrees to pay to the Lender a letter of credit fee which shall accrue at a rate per annum equal to the Applicable Margin for Revolving Loans on the average daily amount of the Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including without limitation any LC Exposure that remains outstanding after the Commitment Termination Date), as well as the Lender’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.

(c) Closing Fee. The Borrower shall pay on the Closing Date to the Lender and its affiliates all fees in the Fee Letter that are due and payable on the Closing Date.

Section 2.9. Computation of Interest and Fees. All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The Benchmark shall be determined by the Lender, and such determination shall be conclusive absent manifest error. Notwithstanding anything to the contrary contained in the Agreement, at any time during which a Hedging Transaction is then in effect with respect to all or a portion of the Obligations bearing interest based upon the Benchmark, the Floor shall be disregarded and no longer of any force and effect with respect to such Obligations (or portion thereof) subject to such Hedging Transaction.

Section 2.10. Benchmark Replacement Setting.

(a) Benchmark Replacement.

(i) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, this Agreement shall be deemed amended to replace the then-current Benchmark with the Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Lender notifies the Borrower of such Benchmark Replacement; provided, however, that no replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.10(a) will occur prior to the applicable Benchmark Transition Start Date.

(ii) No Hedging Transaction agreement shall be deemed to be a “Loan Document” for purposes of this Section 2.10.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Lender will promptly notify the Borrower of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Lender will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.10(d). Any determination, decision or election that may be made by the Lender pursuant to this Section2.10, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.10.

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(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Lender in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Lender may modify any concept or definition of “interest period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Lender may modify the definition of “Applicable Interest Rate” and/or any concept or definition of “interest period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

Section 2.11. Illegality. Notwithstanding any other provisions hereof, if any Law shall make it unlawful for Lender to make, fund or maintain the Loans at the Applicable Interest Rate, Lender shall promptly give notice of such circumstances to Borrower. In such an event, (i) the commitment of Lender to make or continue Loans at the Applicable Interest Rate shall be immediately suspended and (ii) all outstanding Loans shall be converted automatically to Prime Rate Loans.

Section 2.12. Increased Costs. If, after the Closing Date, any Change in Law: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the Board of Governors of the Federal Reserve System, or any successor thereto, but excluding any reserve included in the determination of the Applicable Interest Rate pursuant to the provisions of this Agreement), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by Lender, or (ii) shall impose on Lender any other condition affecting this Agreement, any of its notes issued pursuant hereto (if any) or its obligation to make the Loans, or any Letter of Credit; and the result of anything described in clauses (i) and (ii) above is to increase the cost to (or to impose a cost on) Lender of making or maintaining the Loans, or to reduce the amount of any sum received or receivable by Lender under this Agreement or under any of its notes issued pursuant hereto (if any) with respect thereto, or any Letter of Credit, then within ten (10) Business Days following written demand by Lender, Borrower shall pay directly to Lender such additional amount as will compensate Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is nine (9) months prior to the date on which Lender first made demand therefor (except that, if the occurrence giving rise to such increased cost or reduction is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

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Section 2.13. Payments Generally. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, reimbursement of LC Disbursements, or of amounts payable under Section 2.12 or 2.14, or otherwise) prior to 2:00 p.m. (Eastern Time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender at its Payment Office. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

Section 2.14. Taxes. For purposes of this Section 2.14, the term “applicable law” includes FATCA.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes except as required by applicable law; provided,that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Lender shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Lender, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Lender on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e) Each party’s obligations under this Section 2.14 shall survive the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.15. Letters of Credit.

(a) During the Availability Period, the Lender agrees to issue, at the request of the Borrower, Letters of Credit for the account of the Borrower on the terms and conditions hereinafter set forth; provided, that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Commitment Termination Date; (ii) each Letter of Credit shall be in a stated amount of at least $10,000.00; and (iii) the Borrower may not request any Letter of Credit, if, after giving effect to such issuance (A) the LC Exposure would exceed the LC Commitment or (B) the LC Exposure, plus the outstanding Revolving Loans would create an Overadvance.

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(b) To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the Lender irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit , the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Lender shall approve and that the Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Lender shall reasonably require; provided, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

(c) The Lender shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The Lender shall notify the Borrower of such demand for payment and whether the Lender has made or will make a LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Lender with respect to such LC Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse the Lender for any LC Disbursements paid by the Lender in respect of such drawing, without presentment, demand or other formalities of any kind.

(d) If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Lender demanding the deposit of cash collateral pursuant to this Section, the Borrower shall deposit in an account with the Lender, in the name of the Lender and for the benefit of the Lender, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided, that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (g) or (h) of Section 8.1. Such deposit shall be held by the Lender as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Lender shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Lender and at the Borrower's risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall applied by the Lender to reimburse itself for LC Disbursements for which it had not been reimbursed and to the extent so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not so applied as aforesaid) shall be returned to the Borrower with three Business Days after all Events of Default have been cured or waived.

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(e) The Borrower's obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

(i) Any lack of validity or enforceability of any Letter of Credit or this Agreement;

(ii) The existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), the Lender or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iii) Any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) Payment by the Lender under a Letter of Credit against presentation of a draft or other document to the Lender that does not comply with the terms of such Letter of Credit;

(v) Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder; or

(vi) The existence of a Default or an Event of Default.

Neither the Lender nor any Related Party of the Lender shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Lender; provided, that the foregoing shall not be construed to excuse the Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Lender's failure to exercise care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of the Lender (as finally determined by a court of competent jurisdiction), the Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

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(f) Unless otherwise expressly agreed by Lender and the Borrower when a Letter of Credit is issued by it, (i) the rules of the International Standby Practices, ICC Publication No. 590 (as amended, supplemented, restated, and/or republished from time to time) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (as amended, supplemented, restated, and/or republished from time to time) shall apply to each commercial Letter of Credit.

ARTICLE III

CONDITIONS PRECEDENT TO LOANS

Section 3.1. Conditions To Effectiveness. The obligations of the Lender to make the Term Loan or the initial Revolving Loan and to issue the initial Letter of Credit hereunder is subject to the receipt by the Lender of the following documents in form and substance reasonably satisfactory to the Lender:

(a) this Agreement duly executed and delivered by the Loan Parties;

(b) duly executed Loan Documents;

(c) [reserved];

(d) a certificate of the Secretary or Assistant Secretary of each Loan Party, attaching and certifying copies of its bylaws or limited liability company agreement, as applicable, and of the resolutions of its board of directors or other appropriate officers, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of the Loan Parties executing the Loan Documents to which it is a party;

(e) certified copies of the certificate or articles of incorporation or other charter documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of each Loan Party and each other jurisdiction where such Loan Party is qualified to do business as a foreign corporation or limited liability company, as applicable;

(f) a favorable written opinion of the Quick Law Group, counsel to the Loan Parties, addressed to the Lender, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Lender shall reasonably request;

(g) [Reserved];

(h) a certificate, dated as of the Closing Date and signed by the chief financial officer of each Loan Party, confirming that each Loan Party is Solvent immediately before and immediately after giving effect to the funding of the Term Loan;

(i) if applicable, a Notice of Revolving Borrowing and Borrowing Base Certificate, executed by a Responsible Officer of Borrower, reflecting that, among other things, as of such date, any advance of the Revolving Loan shall not result in an Overadvance;

(j) a duly executed funds disbursement agreement, together with a report setting forth the sources and uses of the proceeds hereof;

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(k) copies of the internally prepared consolidated financial statements of the Borrower and its Subsidiaries for the for the Fiscal Year ended December 31, 2022, including balance sheets, income statements and cash flow statements;

(l) [Reserved];

(m) at least five (5) days prior to the date of this Agreement, the Lender shall have received all documentation and other information required by bank regulatory authorities or reasonably requested by the Lender under or in respect of applicable “know your customer” and anti-money laundering legal requirements including the Patriot Act and, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower; and

(n) such other documents, certificates or information as the Lender may reasonably request, all in form and substance satisfactory to the Lender.

Section 3.2. Each Credit Event. The obligation of the Lender to make any Loan or to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:

(a) at the time of and immediately after giving effect to such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;

(b) all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or in all respects if such representation and warranty is qualified by materiality) on and as of the date of such Loan or the date of issuance, amendment, extension or renewal of such Letter of Credit, in each case before and after giving effect thereto;

(c) since the date of the most recent financial statements of the Borrower and its Subsidiaries described in Section 5.1(a), as applicable, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;

(d) the most recent Borrowing Base Certificate which shall have been delivered to the Lender pursuant to Section 5.1 shall demonstrate that, after giving effect to the making of such advance, no Overadvance shall exist; and

(e) the Lender shall have received such other documents, certificates or information as it may reasonably request, all in form and substance reasonably satisfactory to the Lender.

The making of each Loan and each issuance, amendment, extension or renewal of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b), (c) and (d) of this Section 3.2.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Loan Parties, as applicable, represent and warrant to the Lender as follows:

Section 4.1. Existence; Power. The Borrower and each Subsidiary Loan Party (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) -has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 4.2. Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, member or shareholder, action. This Agreement has been duly executed and delivered by the Loan Parties, and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

Section 4.3. Governmental Approvals; No Conflicts. The execution, delivery and performance by the Loan Parties of this Agreement, and by each Loan Party of the Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except the filing of financing statements to perfect the Lien of the Lender and those as have been obtained or made and are in full force and effect or where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (b) will not violate any applicable law or regulation or the charter, by-laws, operating agreements or other organizational documents as applicable of the Loan Parties or any of their Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Loan Parties or any of their Subsidiaries or any of their assets or give rise to a right thereunder to require any payment to be made by the Loan Parties or any of their Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Loan Parties or any of their Subsidiaries, except Liens (if any) created under the Loan Documents.

Section 4.4. Financial Statements. The Loan Parties have furnished to the Lender (i) the audited consolidated balance sheet of Borrower and its Subsidiaries as of December 31, 2020, 2021 and December 31, 2022 and the related audited statements of income and cash flows for the respective twelve-month periods then ended. Such financial statements fairly present the consolidated financial condition of Borrower and its Subsidiaries as of such dates and the results of operations for such periods in conformity with GAAP consistently applied. Since December 31, 2021, to the knowledge of the Borrower, there have been no changes with respect to Borrower and its Subsidiaries which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

Section 4.5. Litigation and Environmental Matters.

(a) No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Loan Parties, threatened against or affecting the Loan Parties or any of their Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.

(b) Except for the matters set forth on Schedule 4.5, neither the Loan Parties nor any of their Subsidiaries (i) have failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) have become subject to any Environmental Liability, (iii) have received notice of any claim with respect to any Environmental Liability or (iv) know of any basis for any Environmental Liability, in each case with respect to the foregoing, to the extent that the consequence thereof could reasonably be expected to result in a Material Adverse Effect.

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Section 4.6. Compliance with Laws and Agreements. The Loan Parties and each Subsidiary is in compliance with (a) all applicable laws, rules, regulations and orders of any Governmental Authority, and (b) all indentures, agreements or other instruments binding upon them or their properties, except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.7. Investment Company Act, Etc. None of the Loan Parties or any of their Subsidiaries is (a) an "investment company", as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt.

Section 4.8. Taxes. Except for the matters set forth on Schedule 4.8, the Loan Parties and their Subsidiaries and each other Person for whose taxes the Loan Parties or any Subsidiary could become liable have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against them or their property and all other taxes, fees or other charges imposed on them or any of their property by any Governmental Authority, except (i) to the extent the failure to do so would not have a Material Adverse Effect or (ii) where the same are currently being contested in good faith by appropriate proceedings and for which the Loan Parties or such Subsidiary, as the case may be, have set aside on their books adequate reserves. The charges, accruals and reserves on the books of the Loan Parties and their Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.

Section 4.9. Margin Regulations. None of the proceeds of any of the Loans will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of the Regulation T, U or X. None of the Loan Parties or any of their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock”.

Section 4.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Except as could not reasonably be expected to result in a material payment liability to any Loan Party or any Subsidiary, all contributions (if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by any Loan Party, any Subsidiary or any ERISA Affiliate under the terms of the plan or of any collective bargaining agreement or by applicable Law.

Section 4.11. Ownership of Property.

(a) Each of the Loan Parties and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business.

(b) Each of the Loan Parties and its Subsidiaries owns, or is licensed, or otherwise has the right, to use, Intellectual Property material to its business, and the use thereof by the Loan Parties and their Subsidiaries does not infringe on the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not have a Material Adverse Effect.

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Section 4.12. Disclosure. The Loan Parties have disclosed to the Lender all agreements, instruments, and corporate or other restrictions to which the Loan Parties or any of their Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports (including without limitation all reports that the Loan Parties are required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of the Loan Parties to the Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading; provided, that with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that actual results could differ from such projections and such differences could be material. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 4.13. Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against the Loan Parties or any of their Subsidiaries, or, to the Loan Parties’ knowledge, threatened against or affecting the Loan Parties or any of their Subsidiaries, and no significant unfair labor practice, charges or grievances are pending against the Loan Parties or any of their Subsidiaries, or to the Loan Parties’ knowledge, threatened against any of them before any Governmental Authority. All payments due from the Loan Parties or any of their Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Loan Parties or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.14. Subsidiaries. Schedule 4.14 sets forth the name of, the ownership interest of the Borrower in, the jurisdiction of incorporation of, and the type of, each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Closing Date.

Section 4.15. Solvency. After giving effect to the execution and delivery of the Loan Documents, and the making of the Loans under this Agreement, each Loan Party is Solvent.

Section 4.16. Anti-Corruption Laws and Sanctions. The Loan Parties have implemented and maintain in effect policies and procedures designed to ensure compliance in all material respects by the Loan Parties, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Loan Parties, their Subsidiaries and their respective directors and officers and employees and to the knowledge of the Loan Parties, their employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions. None of (a) the Loan Parties, any Subsidiary or any of their respective directors or officers, or (b) to the knowledge of the Loan Parties, any employee or agent of the Loan Parties or any Subsidiary that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person. No Loans or Letter of Credit, use of proceeds or other transactions will violate Anti-Corruption Laws or applicable Sanctions.

Section 4.17. Accounts Receivables. With respect to all Accounts of the Borrower or any of its Subsidiaries, the Borrower hereby warrants and represents to the Lender that such Accounts are bona fide existing payment obligations of Account Debtors created by the sale and delivery of inventory or the rendition of services to such Account Debtors in the ordinary course of the Borrower’s or such Subsidiary’s business. As to each Account that was included by the Borrower as an Eligible Account in the most recent Borrowing Base Certificate submitted to the Lender, such Account was not ineligible (to the Borrower’s knowledge with respect to any Account deemed ineligible by the Lender) by virtue of one or more of the excluding criteria set forth in the definition of Eligible Accounts as of the date of such Borrowing Base Certificate.

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Section 4.18. Deposit and Disbursement Accounts. Schedule 4.18 lists all banks and other financial institutions other than the Lender at which Borrower maintains deposit accounts, lockbox accounts, disbursement accounts, investment accounts or other similar accounts as of the Closing Date (collectively, the “Permitted External Accounts”), and such Schedule correctly identifies the name, address and telephone number of each financial institution, the name in which the account is held, the type of the account, and the complete account number therefor.

ARTICLE V

AFFIRMATIVE COVENANTS

The Loan Parties covenant and agree that so long as the Lender has a Revolving Commitment hereunder or the principal of and interest on any Loan or any fee or any LC Disbursement remains unpaid or any Letter of Credit remains outstanding:

Section 5.1. Financial Statements and Other Information. The Loan Parties will deliver to the Lender:

(a) as soon as available and in any event within one hundred twenty (120) days after the end of such fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2022, a copy of the annual audited financial report for such fiscal year for the Borrower and its Subsidiaries, containing a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidated and consolidating statements of income, shareholders’ equity and cash flows (together with all footnotes thereto) of the Borrower and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and reported on by independent public accountants of nationally recognized standing or any other public accountants otherwise acceptable to the Lender (without a "going concern" or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Borrower and its Subsidiaries for such fiscal year on a consolidated and consolidating basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(b) as soon as available and in any event within (i) forty-five (45) days after the end of each of the first three fiscal quarters of the Borrower in each fiscal year and (ii) within sixty (60) days after the end of the last fiscal quarter of the Borrower in each fiscal year, commencing with the fiscal quarter of the Borrower ending March 31, 2023, an unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal quarter and the related unaudited consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower’s and its Subsidiaries’ previous fiscal year, all certified by a Responsible Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated and consolidating basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

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(c) concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a Compliance Certificate, (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action which the Loan Parties have taken or propose to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with Article VI and (iii) stating whether any change in GAAP or the application thereof has occurred since the date of the Loan Parties’ last audited financial statements referred to in Section 5.1(a) and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) as soon as available and in any event within fifteen (15) days after the end of each calendar month, the Borrower shall deliver to the Lender a Borrowing Base Certificate in form and substance satisfactory to the Lender and certified by a Responsible Officer, containing the following: (i) a report of sales, collections, debit and credit adjustments, (ii) a detailed aged trial balance of all Accounts of the Borrower and its Subsidiaries existing as of the last day of the preceding calendar month or such other date reasonably required by the Lender, specifying the names, and face value for each Account Debtor obligated on an Account of such Person so listed and all other information necessary to calculate Eligible Accounts as of such last day of the preceding fiscal month or such other date reasonably required by the Lender, and (iii) such other information in respect of Eligible Accounts as the Lender may reasonably request, all prepared in accordance with GAAP and in a form satisfactory to the Lender;

(e) as soon as available and in any event within sixty (60) days after the end of the calendar year, forecasts and a pro forma budget for Borrower and its Subsidiaries for the succeeding fiscal year, containing an income statement, balance sheet and statement of cash flow;

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Borrower and its Subsidiaries to its shareholders generally, as the case may be;

(g) information and documentation reasonably requested by Lender for purposes of compliance with applicable “know your customer” requirements under the Patriot Act or other applicable anti-money laundering laws; and

(h) promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower and its Subsidiaries as the Lender may reasonably request.

Section 5.2. Notices of Material Events. The Borrower will furnish to the Lender prompt written notice of the following:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Loan Parties, affecting the Loan Parties or any Subsidiary which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any event or any other development by which the Loan Parties or any of their Subsidiaries (i) fail to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) become subject to any Environmental Liability, (iii) receive notice of any claim with respect to any Environmental Liability, or (iv) become aware of any basis for any Environmental Liability and in each of the preceding clauses, the consequence of which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

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(d) the occurrence of any ERISA Event;

(e) any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification; and

(f) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.3. Existence; Conduct of Business. The Loan Parties will, and will cause each of their Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect their legal existence and their respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of their business and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto; provided, that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.

Section 5.4. Compliance with Laws, Etc. The Loan Parties will, and will cause each of their Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to their properties, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.5. Payment of Obligations. The Loan Parties will, and will cause each of their Subsidiaries to, pay and discharge at or before maturity, all of their material obligations and liabilities (including without limitation all tax liabilities and claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Loan Parties or any such Subsidiary have set aside on their books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.6. Books and Records. The Loan Parties will, and will cause each of their Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to their business and activities to the extent necessary to prepare the consolidated financial statements of the Loan Parties in conformity with GAAP.

Section 5.7. Visitation, Inspection, Etc. The Loan Parties will, and will cause each of their Subsidiaries to, permit any representative of the Lender to visit and inspect their properties, to examine their books and records and to make copies and take extracts therefrom, and to discuss their affairs, finances and accounts with any of their officers and with their independent certified public accountants, all at such reasonable times during normal business hours and after reasonable prior notice to the Loan Parties; provided, however, such visits and inspections shall not occur more frequently than twice every twelve (12) months so long as no Event of Default has occurred and is continuing.

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Section 5.8. Maintenance of Properties; Insurance. The Loan Parties will, and will cause each of their Subsidiaries to, (a) keep and maintain all property material to the conduct of their business in good working order and condition, ordinary wear and tear except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies, insurance with respect to their properties and business, and the properties and business of their Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations. The Loan Parties agree that, if any loss should occur, the proceeds of all such insurance policies that relate to any of the collateral securing the Obligations may be applied to the payment of all or any part of the Obligations, as the Lender may direct; provided that so long as at the time of such loss there exists no Default or Event of Default, the Lender shall not unreasonably withhold its consent to such insurance proceeds being used by the Borrower in its operations or to repair or replace the damaged or destroyed property of the Borrower.

Section 5.9. Cash Management. The Borrower shall, and shall cause its Subsidiaries to:

(a) except for the Permitted External Accounts disclosed pursuant to Section 4.18, maintain all cash management and treasury business with Lender, including, without limitation, all deposit accounts, disbursement accounts, investment accounts and lockbox accounts (other than zero-balance accounts for the purpose of managing local disbursements, payroll, withholding and other fiduciary accounts, all of which the Loan Parties may maintain without restriction) (each such deposit account, disbursement account, investment account and lockbox account, and the RBC Account, a “Controlled Account”); each Controlled Account shall be a cash collateral account, with all cash, checks and other similar items of payment in such account securing payment of the Obligations, and in which each Loan Party and each of its Subsidiaries shall have granted a first priority Lien to Lender, perfected either automatically under the UCC (with respect to Controlled Accounts at Lender) or subject to Control Account Agreements;

(b) [Reserved];

(c) deposit promptly, and in any event no later than ten (10) Business Days after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Accounts and other collateral into a Controlled Account, in each case except for cash and Investments permitted pursuant to Section 7.4 of this Agreement, the aggregate value of which does not exceed $250,000 at any time; and

(d) at any time after the occurrence and during the continuance of an Event of Default, at the request of Lender, cause all payments constituting proceeds of Accounts or other collateral to be directed into lockbox accounts under agreements in form and substance satisfactory to Lender.

(e) Notwithstanding the foregoing, Borrower and its Subsidiaries shall have a period of one hundred and fifty (150) days from the Closing Date to comply with Section 5.9(a), and after such one hundred and fifty (150) period, the Borrower covenants and agrees that, at no point shall the aggregate balance in all Permitted External Accounts exceed $1,500,000.

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Section 5.10. Use of Proceeds. The Borrower will use the proceeds of all Loans to refinance existing indebtedness, to finance working capital needs, capital expenditures and for other general corporate purposes of the Borrower and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X or in any manner which would cause the representations contained in Section 4.16 to be false. All Letters of Credit will be used for general corporate purposes. The Borrower will not request any Loan or Letter of Credit, and the Borrower will not use, and procure that its Subsidiaries and its and their respective directors, officers, employees and agents will not use, the proceeds of any Loan or Letter of Credit (a) in the furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in an European Union member state or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.11. Further Assurances. The Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, and other documents), which may be required under any applicable law, or which the Lender may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by the Loan Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Borrower also agrees to provide to the Lender, from time to time upon request, evidence reasonably satisfactory to the Lender as to the perfection and priority of the Liens created or intended to be created by the Loan Documents.

Section 5.12. Additional Subsidiaries. If any additional Subsidiary is acquired or formed after the Closing Date, the Loan Parties will notify the Lender thereof and if so requested by the Lender with respect to any domestic Subsidiary, within ten (10) Business Days after such domestic Subsidiary is acquired or formed, will cause such domestic Subsidiary to become a Subsidiary Loan Party by executing a Subsidiary Guarantee Agreement and will cause such domestic Subsidiary to deliver simultaneously therewith similar documents applicable to such domestic Subsidiary required under Section 3.1 as reasonably requested by the Lender.

Section 5.13. Interest Rate Protection. As promptly as practicable, and in any event commencing within one hundred twenty (120) days after the Closing Date, the Borrower will maintain in effect at all times one or more Hedging Transactions on such terms and with such parties as shall be reasonably satisfactory to the Lender, the effect of which shall be to fix or limit the interest cost to the Borrower with respect to at least fifty percent (50%) of all floating rate Indebtedness of the Borrower and its Subsidiaries associated with the Term Loan.

Section 5.14. Post-Closing Obligations.

(a) Issuer Direct Ltd Dissolution. Within six (6) months of the Closing Date (or such later date as the Lender may agree in its sole discretion), the Borrower shall dissolve Issuer Direct Ltd, and the Borrower shall give the Lender prompt notice of such dissolution. Within thirty (30) days of the Closing Date (or such later date as the Lender may agree in its sole discretion), the Borrower shall cause all of the Intellectual Property and other assets, if any, held by or registered in the name of Issuer Direct Ltd to be transferred to or registered in the name of the Borrower, and the Borrower shall give the Lender prompt notice of each such transfer or registration and promptly provide it with any duly executed Intellectual Property notices as are necessary to perfect the Lender’s interest in the Intellectual Property subject to such transfer. No Intellectual Property rights or any other assets held by or registered in the name of Issuer Direct Ltd as at the Closing Date shall be transferred or licensed to or registered in the name of any other Person.

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(b) Control Agreements. Within sixty (60) days of the Closing Date (or such later date as the Lender may agree in its sole discretion), the Lender shall have received Control Account Agreements for each of the RBC Accounts in form and substance acceptable to Lender.

ARTICLE VI

FINANCIAL COVENANTS

The Borrower covenants and agrees that so long as the Lender has its Revolving Commitment hereunder or the principal of or interest on or any Loan remains unpaid or any fee or any LC Disbursement remains unpaid or any Letter of Credit remains outstanding:

Section 6.1. Fixed Charge Coverage Ratio. Commencing with the fiscal quarter ending June 30, 2023, and each fiscal quarter thereafter, the Borrower will maintain, on a consolidated basis, calculated as of the last day of each fiscal quarter, a Fixed Charge Coverage Ratio of not less than 1.20 : 1.00, measured on a trailing twelve-month basis.

Section 6.2. Leverage Ratio. Commencing with the fiscal quarter ending June 30, 2023, the Borrower will maintain, on a consolidated basis, a Leverage Ratio of no greater than the ratio set forth below and calculated as of the last day of the specified fiscal quarter, measured on a trailing twelve-month basis:

Fiscal Quarter	Leverage Ratio
Each fiscal quarter of Borrower ending on or after June 30, 2023 through September 30, 2023	2.75 : 1.0
Each fiscal quarter of Borrower ending after December 31, 2023	2.5 : 1.0

ARTICLE VII

NEGATIVE COVENANTS

The Loan Parties covenant and agree that so long as the Lender has its Revolving Commitment hereunder or the principal of or interest on any Loan remains unpaid or any fee or any LC Disbursement remains unpaid or any Letter of Credit remains outstanding:

Section 7.1. Indebtedness. The Borrower will not, and will not permit any Subsidiary Loan Party to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness created pursuant to the Loan Documents;

(b) Indebtedness existing on the date hereof and set forth on Schedule 7.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;

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(c) Indebtedness of the Borrower or any Subsidiary Loan Party incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets secured by a Lien on any such assets prior to the acquisition thereof; provided, that such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvements or extensions, renewals, and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof; provided further, that the aggregate principal amount of such Indebtedness does not exceed $250,000 at any time outstanding;

(d) Indebtedness of the Borrower owing to any Subsidiary and of any Subsidiary owing to the Borrower or any other Subsidiary; provided, that any such Indebtedness that is owed to a Subsidiary that is not a Subsidiary Loan Party shall be subject to Section 7.4;

(e) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary; provided, that Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Subsidiary Loan Party shall be subject to Section 7.4;

(f) Permitted Subordinated Debt; or

(g) Indebtedness in respect of obligations under Hedging Transactions permitted by Section 7.10.

Section 7.2. Negative Pledge. The Borrower will not, and will not permit any Subsidiary Loan Party to, create, incur, assume or suffer to exist any Lien on any of its assets, or any property now owned or hereafter acquired, except:

(a) Liens created in favor of the Lender pursuant to the Loan Documents;

(b) Permitted Liens;

(c) any Liens on any property or asset of the Borrower or any Subsidiary Loan Party existing on the Closing Date set forth on Schedule 7.2; provided, that such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary Loan Party;

(d) purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided, that (i) such Lien secures Indebtedness permitted by Section 7.1(c), (ii) such Lien attaches to such asset concurrently or within ninety (90) days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset; and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

(e) any Lien (i) existing on any asset of any Person at the time such Person becomes a Subsidiary of a Loan Party, (ii) existing on any asset of any Person at the time such Person is merged with or into a Loan Party or any Subsidiary of such Loan Party or (iii) existing on any asset prior to the acquisition thereof by a Loan Party or any Subsidiary of such Loan Party; provided, that any such Lien was not created in the contemplation of any of the foregoing and any such Lien secures only those obligations which it secures on the date that such Person becomes a Subsidiary or the date of such merger or the date of such acquisition; and

(f) extensions, renewals, or replacements of any Lien referred to in paragraphs (a) through (e) of this Section; provided, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby.

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Section 7.3. Fundamental Changes.

(a) The Loan Parties will not, and will not permit any Subsidiary to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the Capital Stock, of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (i) a Loan Party or any Subsidiary may merge with a Person pursuant to a Permitted Acquisition if such Loan Party (or such Subsidiary if a Loan Party is not a party to such merger) is the surviving Person, (ii) any Subsidiary may merge into another Subsidiary; provided, that if any party to such merger is a Subsidiary Loan Party, the Subsidiary Loan Party shall be the surviving Person, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or to a Subsidiary Loan Party and (iv) any Subsidiary (other than a Subsidiary Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interest of the Borrower and is not materially disadvantageous to the Lender; provided, that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.4.

(b) The Loan Parties will not, and will not permit any of their Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Loan Parties and their Subsidiaries on the date hereof and businesses reasonably related thereto.

Section 7.4. Investments, Loans, Etc. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any Capital Stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called "Investments"), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, except:

(a) Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 7.4 (including Investments in Subsidiaries);

(b) Permitted Investments;

(c) Guarantees constituting Indebtedness permitted by Section 7.1;

(d) Investments made by the Loan Parties in or to any Subsidiary and by any Subsidiary to the Loan Parties or in or to another Subsidiary; provided that the aggregate amount of Investments by the Loan Parties in or to, and Guarantees by the Loan Parties of Indebtedness of, any Subsidiary that is not a Subsidiary Loan Party (including all such Investments and Guarantees existing on the Closing Date) shall not exceed $500,000 at any time outstanding;

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(e) loans or advances to employees, officers or directors of the Borrower or any Subsidiary in the ordinary course of business for travel, relocation and related expenses;

(f) Hedging Transactions permitted by Section 7.10; and

(g) Permitted Acquisitions.

Section 7.5. Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) dividends payable by the Borrower solely in shares of its common stock;

(b) cash dividends and distributions paid on the common equity of the Borrower; provided that no Default or Event of Default shall have occurred and be continuing at the time such dividend or distribution is paid;

(c) the repurchase by the Borrower of shares of its Capital Stock in the open market on in privately negotiated transactions on terms approved by the Borrower’s board of directors; and

(d) the repurchase by the Borrower of shares of its Capital Stock from present or former employees, officers and consultants pursuant to the terms of stock repurchase agreements.

Section 7.6. Sale of Assets. The Borrower will not, and will not permit any of its Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of, any of its assets, business or property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person other than the Borrower or a Subsidiary Loan Party (or to qualify directors if required by applicable law), except:

(a) the sale or other disposition for fair market value of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business; and

(b) the sale of inventory and Permitted Investments in the ordinary course of business.

Section 7.7. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to such Loan Parties or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, (b) transactions between or among the Loan Parties and/or their Subsidiaries not involving any other Affiliates, and (c) any Restricted Payment permitted by Section 7.5.

Section 7.8. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any of its Subsidiaries to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any of its Subsidiaries to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to the Borrower or any other Subsidiary thereof, to Guarantee Indebtedness of the Borrower or any other Subsidiary thereof or to transfer any of its property or assets to the Borrower or any other Subsidiary thereof; provided that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness and (iv) clause (a) shall not apply to customary provisions in leases restricting the assignment thereof.

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Section 7.9. Sale and Leaseback Transactions. The Loan Parties will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

Section 7.10. Hedging Transactions. The Loan Parties will not, and will not permit any of the Subsidiaries to, enter into any Hedging Transaction, other than (a) Hedging Transactions required by Section 5.13 and (b) Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which the Borrower or any of the Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any Capital Stock or any Indebtedness or (ii) as a result of changes in the market value of any Capital Stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.

Section 7.11. Amendment to Material Documents. The Loan Parties will not, and will not permit any Subsidiary to, amend, modify or waive any of their rights in a manner materially adverse to the Lender under their respective charters, certificates or articles of organization or incorporation, operating agreements, by-laws or other organizational documents.

Section 7.12. Permitted Subordinated Indebtedness.

(a) The Loan Parties will not, and will not permit any of their Subsidiaries to (i) prepay, redeem, repurchase or otherwise acquire for value any Permitted Subordinated Debt, or (ii) make any principal, interest or other payments on any Permitted Subordinated Debt that is not expressly permitted by the subordination provisions of the Subordinated Debt Documents.

(b) The Loan Parties will not, and will not permit any of its Subsidiaries to, agree to or permit any amendment, modification or waiver of any provision of any Subordinated Debt Document if the effect of such amendment, modification or waiver is to (i) increase the interest rate on such Permitted Subordinated Debt or change (to earlier dates) the dates upon which principal and interest are due thereon; (ii) alter the redemption, prepayment or subordination provisions thereof; (iii) alter the covenants and events of default in a manner that would make such provisions more onerous or restrictive to the Loan Parties or any such Subsidiary; or (iv) otherwise increase the obligations of the Loan Parties or any Subsidiary in respect of such Permitted Subordinated Debt or confer additional rights upon the holders thereof which individually or in the aggregate would be adverse to the Loan Parties or any of their Subsidiaries or to the Lender.

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Section 7.13. Accounting Changes. The Loan Parties will not, and will not permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Loan Parties or of any Subsidiary, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Borrower.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1. Events of Default. If any of the following events (each an "Event of Default") shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement within three (3) Business Days of when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b) the Borrower shall fail to pay (i) any interest on any Loan when and as the same shall become due and payable and such failure shall continue unremedied for a period of five (5) Business Days or (ii) any fee or any other amount (other than an amount payable under clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of ten (10) Business Days; or

(c) any representation or warranty made or deemed made by or on behalf of the Loan Parties or any Subsidiary in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Lender by any Loan Party or any Subsidiary or any representative of any Loan Party or of any Subsidiary pursuant to or in connection with this Agreement or any other Loan Document shall prove to be materially incorrect when made or deemed made or submitted; or

(d) the Loan Parties shall fail to observe or perform any covenant or agreement contained in Sections 5.1, 5.2, or 5.3 (with respect to the Borrower’s existence), or Articles VI or VII; or

(e) any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b), (c) and (d) above) or in any other Loan Document, and such failure shall remain unremedied for thirty (30) days after the earlier of (i) any officer of the Borrower becomes aware of such failure, or (ii) notice thereof shall have been given to the Borrower by the Lender; or

(f) any Loan Party or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of or premium or interest on any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable; or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; provided, that with respect to any of the foregoing, the holder of such Indebtedness shall not have delivered a written waiver of such default; or

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(g) any Loan Party or any Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or any Subsidiary or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Loan Party or any Subsidiary or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i) any Loan Party or any Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(j) an ERISA Event shall have occurred that, in the reasonable judgment of the Lender, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Borrower and the Subsidiaries in an aggregate amount exceeding Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00); or

(k) any judgment or order for the payment of money in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) in the aggregate that is not fully covered by insurance shall be rendered against any Loan Party or any Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(l) any non-monetary judgment or order shall be rendered against any Loan Party or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m) a Change in Control shall occur or exist; or

(n) any provision of any Subsidiary Guarantee Agreement shall for any reason cease to be valid and binding on, or enforceable against, any Subsidiary Loan Party, or any Subsidiary Loan Party shall so state in writing, or any Subsidiary Loan Party shall seek to terminate its Subsidiary Guarantee Agreement; or

(o) any provision of any Guaranty Agreement shall for any reason cease to be valid and binding on, or enforceable against, any Guarantor, or any Guarantor shall so state in writing, or any Guarantor shall seek to terminate its Guaranty Agreement; or

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(p) any event or circumstance occurs that has a Material Adverse Effect; or

(q) Borrower’s common stock shall cease to be traded on the New York Stock Exchange, NASDAQ, or other nationally recognized exchange reasonably acceptable to Lender;

then, and in every such event (other than an event with respect to any Loan Party described in clause (g) or (h) of this Section) and at any time thereafter during the continuance of such event, the Lender shall, by notice to the Borrower, take any or all of the following actions, at the same or different times, (i) terminate the Commitments, whereupon the Commitment of Lender shall terminate immediately, (ii) declare the principal of, and any accrued interest on, the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity; and further, that, if an Event of Default specified in either of the foregoing clauses (g) or (h) shall occur, the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is waived in writing in accordance with the terms of Section 9.2 notwithstanding (i) any attempted cure or other action taken by the Borrower or any other Person subsequent to the occurrence of such Event of Default or (ii) any action taken or omitted to be taken by the Lender prior to or subsequent to the occurrence of such Event of Default (other than the granting of a waiver in writing in accordance with the terms of Section 9.2).

Section 8.2 Application of Funds. After the exercise of remedies provided for in Section 8.1 (or immediately after an Event of Default specified in either Section 8.1(g) or Section 8.1(h)), any amounts received on account of the Obligations shall be applied by the Lender in the following order:

(a) first, to the reimbursable expenses of the Lender incurred in connection with such sale or other realization upon the collateral securing the Obligations, until the same shall have been paid in full;

(b) second, to all reimbursable expenses, if any, of the Lender then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(c) third, to the fees and interest then due and payable under the terms of this Agreement, until the same shall have been paid in full;

(d) fourth, to the aggregate outstanding principal amount of the Loans, the Bank Product Obligations and the Hedging Obligations that constitute Obligations, until the same shall have been paid in full; and

(e) fifth, to the extent any proceeds remain, to the Borrower or other parties lawfully entitled thereto.

Notwithstanding the foregoing, no amount received from any Guarantor (including any proceeds of any sale of, or other realization upon, all or any part of the collateral securing the Obligations owned by such Guarantor) shall be applied to any Excluded Swap Obligation of such Guarantor.

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ARTICLE IX

MISCELLANEOUS

Section 9.1. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, as follows:

To the Borrower:	Issuer Direct Corporation 1 Glenwood Avenue, Suite 1001 Raleigh, North Carolina 27603 Attention: Brian R. Balbirnie
With Copy to:	Quick Law Group 1035 Pearl Street, Suite 403 Boulder, Colorado 80302 Attention: Jeff Quick
To the Lender:	Pinnacle Bank 3515 Glenwood Avenue, Suite 100 Raleigh, North Carolina 27612 Attention: Ed Hollowell
With Copy to:	Williams Mullen 301 Fayetteville Street, Suite 1700 Raleigh, North Carolina 27601 Attention: Lemuel D. Whitsett

Any party hereto may change its address for notices and other communications hereunder by notice to the other parties hereto.  All such notices and other communications shall, when transmitted by overnight delivery be effective when delivered for overnight (next-day) delivery, or if mailed, upon the third Business Day after the date deposited into the mails or if delivered, upon delivery; provided, that notices delivered  to the Lender shall not be effective until actually received by the Lender at its address specified in this Section 9.1.

(b) Any agreement of the Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Lender shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Lender in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Lender of a confirmation which is at variance with the terms understood by the Lender to be contained in any such telephonic or facsimile notice.

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Section 9.2. Waiver; Amendments.

(a) No failure or delay by the Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Loan Parties and the Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Loan Parties therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b) No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Loan Parties therefrom, shall in any event be effective unless the same shall be in writing and signed by the Loan Parties and the Lender and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 9.3. Expenses; Indemnification.

(a) The Loan Parties shall pay (i) all reasonable, out-of-pocket costs and expenses of the Lender (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) in connection with the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), and (ii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Loan Parties shall indemnify the Lender and each Related Party of the Lender (each, an "Indemnitee") against, and hold each of them harmless from, any and all costs, losses, liabilities, claims, damages and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, which may be incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the execution or delivery of any this Agreement, any other Loan Document, or any other agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of any of the transactions contemplated hereby, (ii) any Loan or Letter of Credit or any actual or proposed use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii)any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory and regardless of whether any Indemnitee is a party thereto; provided, that the Loan Parties shall not be obligated to indemnify any Indemnitee for any of the foregoing arising out of such Indemnitee's gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment.

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(c) The Loan Parties shall pay, and hold the Lender harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d) To the extent permitted by applicable law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or the Letter of Credit or the use of proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

Section 9.4. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).

(b) The Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Revolving Commitment and the Loans and LC Exposure at the time owing to it); provided, that the Borrower must give its prior written consent (which consent shall not be unreasonably withheld or delayed) to any assignment, except an assignment to an Affiliate of the Lender or during the occurrence and continuation of a Default or an Event of Default. Upon the execution and delivery of an assignment agreement by the Lender and such assignee and payment by such assignee of an amount equal to the purchase price agreed between the Lender and such assignee, such assignee shall become a party to this Agreement and the other Loan Documents and shall have the rights and obligations of a Lender under this Agreement, and the Lender shall be released from its obligations hereunder to a corresponding extent. Upon the consummation of any such assignment hereunder, the Lender, the assignee and the Borrower shall make appropriate arrangements to have new Notes issued to reflect such assignment.

(c) If the consent of the Borrower to an assignment to an assignee is required hereunder, Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been given to the Borrower by the assigning Lender, unless such consent has been expressly refused by the Borrower prior to such fifth (5th) Business Day.

(d) The Lender may at any time, without the consent of the Borrower, sell participations to one or more banks or other entities (a "Participant") in all or a portion of the Lender's rights and obligations under this Agreement; provided, that (i) the Lender's obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of its obligations hereunder, and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under this Agreement and the other Loan Documents. Any agreement between the Lender and the Participant with respect to such participation shall provide that the Lender shall retain the sole right and responsibility to enforce this Agreement and the other Loan Documents and the right to approve any amendment, modification or waiver of this Agreement and the other Loan Documents; provided, that such participation agreement may provide that Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of this Agreement described in the first proviso of Section 9.2(b) that affects the Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12 and 2.14 to the same extent as if it were a Lender hereunder and had acquired its interest by assignment pursuant to paragraph (b); provided, that no Participant shall be entitled to receive any greater payment under Section 2.12 or 2.14 than the Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of such participation is made with the Borrower’s prior written consent.

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(e) The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and the Notes to secure its obligations to a Federal Reserve Bank without complying with this Section; provided, that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.5. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of North Carolina.

(b) The Loan Parties hereby irrevocably and unconditionally submits, for themselves and their property, to the non-exclusive jurisdiction of the United States District Court of the Eastern District of North Carolina, and of the Wake County, North Carolina Superior Court and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such North Carolina state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Loan Parties or its properties in the courts of any jurisdiction.

(c) The Loan Parties irrevocably and unconditionally waive any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section and brought in any court referred to in paragraph (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 9.6. WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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Section 9.7. Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, the Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Loan Parties, any such notice being expressly waived by the Loan Parties to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Loan Parties at any time held or other obligations at any time owing by the Lender to or for the credit or the account of the Loan Parties against any and all Obligations held by the Lender, irrespective of whether the Lender shall have made demand hereunder and although such Obligations may be unmatured. The Lender agrees promptly to notify the Loan Parties after any such set-off and any application made by the Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 9.8. Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Lender constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

Section 9.9. Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and the issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Commitment has not expired or terminated. The provisions of Sections 2.12, 2.14, and 9.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of credit and the Revolving Commitment or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans.

Section 9.10. Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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Section 9.11. Confidentiality. The Lender agrees to take normal and reasonable precautions to maintain the confidentiality of any information designated in writing as confidential and provided to it by the Loan Parties or any Subsidiary, except that such information may be disclosed (i) to any Related Party of the Lender, including without limitation accountants, legal counsel and other advisors, provided such Related Party is advised of the confidentiality of such information (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority, (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Lender or any Related Party of the Lender on a nonconfidential basis from a source other than the Loan Parties not known by the Lender to be subject to an obligation of nondisclosure, (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, and (vi) subject to provisions substantially similar to this Section 9.11, to any actual or prospective assignee or Participant, or (vii) with the consent of the Loan Parties. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

Section 9.12. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the "Charges"), shall exceed the maximum lawful rate of interest (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by the Lender.

Section 9.13. Waiver of Effect of Corporate Seal. The Loan Parties represent and warrant that they are not required to affix their corporate seal to this Agreement or any other Loan Document pursuant to any requirement of law or regulation, agree that this Agreement is delivered by Loan Parties under seal and waive any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

Section 9.14. Patriot Act. Lender hereby notifies the Loan Parties that (a) pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow Lender, as applicable, to identify such Loan Party in accordance with the Patriot Act and (b) pursuant to the Beneficial Ownership Regulation, it is required to obtain a Beneficial Ownership Certificate. Each Loan Party shall provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by Lender in order to assist Lender in maintaining compliance with the Patriot Act and the Beneficial Ownership Regulation.

[SIGNATURE PAGES FOLLOW]

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CREDIT AGREEMENT

[Signature Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, under seal in the case of the Borrower, by their respective authorized officers as of the day and year first above written.

BORROWER:

ISSUER DIRECT CORPORATION

a Delaware corporation

By:	/s/ Brian R. Balbirnie	[SEAL]
Name:	Brian R. Balbirnie
Title:	Chief Executive Officer

GUARANTOR:

DIRECT TRANSFER LLC a Delaware limited liability company			PRECISIONIR INC. a North Carolina corporation

By:	/s/ Brian R. Balbirnie	[SEAL]	By:	/s/ Brian R. Balbirnie	[SEAL]
Name:	Brian R. Balbirnie		Name:	Brian R. Balbirnie
Title:	Manager		Title:	Chief Executive Officer

QX INTERACTIVE, LLC a North Carolina limited liability company			PRECISIONIR GROUP INC. a Delaware corporation

By:	/s/ Brian R. Balbirnie	[SEAL]	By:	/s/ Brian R. Balbirnie	[SEAL]
Name:	Brian R. Balbirnie		Name:	Brian R. Balbirnie
Title:	Manager		Title:	Chief Executive Officer

INTERWEST TRANSFER COMPANY, INC. a Utah corporation			INEWSWIRE.COM LLC a Delaware limited liability company

By:	/s/ Brian R. Balbirnie	[SEAL]	By:	/s/ Brian R. Balbirnie	[SEAL]
Name:	Brian R. Balbirnie		Name:	Brian R. Balbirnie
Title:	President		Title:	Manager

ACCESSWIRE CANADA LTD. an Alberta business corporation

By:	/s/ Brian R. Balbirnie	[SEAL]
Name:	Brian R. Balbirnie
Title:	President & Chief Executive Officer

Exhibit 2.2

CREDIT AGREEMENT

[Signature Page]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, under seal in the case of the Borrower, by their respective authorized officers as of the day and year first above written.

LENDER:

PINNACLE BANK

By:	/s/ Ed Hollowell
Name:	Ed Hollowell
Title:	Senior Vice President

Schedule 7.4